Exhibit 99.1

News Release

Wabtec Reports 3Q EPS Of 57 Cents, Cash From

Operations of $51 Million And Updates Guidance

WILMERDING, PA, October 29, 2009 – Wabtec Corporation (NYSE: WAB) today reported its 2009 third quarter results, including the following:

Earnings per diluted share were 57 cents.

Income from operations was $46 million, or 13.8 percent of sales compared to 13.2 percent of sales in the year-ago quarter. The increase in operating margin was due to cost reduction initiatives and other benefits from the Wabtec Performance System.

Sales decreased to $330 million, due mainly to lower sales in the Freight Group, which has been affected negatively by sharply lower rail traffic levels.

Cash generated from operations was $51 million, or 15 percent of sales. At Sept. 30, 2009, Wabtec had cash of $255 million and debt of $432 million. Following the end of the quarter, the company acquired Unifin International for $93 million, which reduced cash on hand by that amount.

Based on its third quarter results and outlook for the rest of the year, Wabtec updated its 2009 guidance as follows: Revenues are now expected to be about 12 percent lower than 2008, with earnings per diluted share expected to be between $2.40-$2.50. Previously, the company expected revenues to be down about 10 percent, with EPS expected to be between $2.35-$2.55.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “Market conditions continued to be very difficult in the third quarter for our freight rail business, while the Transit Group remained stable. Even in this environment, we still improved margins and generated strong cash flow. We will continue to manage what we can in the short term, while remaining focused on our long-term strategies and growth opportunities, such as the acquisition of Unifin International. With annual sales of about $45 million, Unifin is a leading manufacturer of cooling systems and related equipment for the power generation and transmission industry. We expect it to be a strategic complement to our Young Touchstone unit, which is well established in the industrial cooling systems market.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services mainly for the freight rail and passenger transit industry.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarter 2009	Third Quarter 2008	For the Nine Months 2009	For the Nine Months 2008

Net sales	$330,455	$396,017	$1,042,428	$1,169,538
Cost of sales	(235,629)	(288,343)	(749,484)	(848,148)

Gross profit	94,826	107,674	292,944	321,390
Gross profit as a % of Net Sales	28.7%	27.2%	28.1%	27.5%

Selling, general and administrative expenses	(37,395)	(43,841)	(118,528)	(126,322)
Engineering expenses	(10,157)	(9,713)	(31,481)	(29,325)
Amortization expense	(1,515)	(1,666)	(4,701)	(3,481)

Total operating expenses	(49,067)	(55,220)	(154,710)	(159,128)
Operating expenses as a % of Net Sales	14.8%	13.9%	14.8%	13.6%

Income from operations	45,759	52,454	138,234	162,262
Income from operations as a % of Net Sales	13.8%	13.2%	13.3%	13.9%

Interest (expense) income, net	(3,687)	(1,943)	(12,148)	(4,717)
Other (expense) income, net	394	(100)	649	(1,179)

Income from continuing operations before income taxes	42,466	50,411	126,735	156,366

Income tax expense	(15,118)	(17,241)	(35,885)	(56,921)

Effective tax rate	35.6%	34.2%	28.3%	36.4%

Income from continuing operations	27,348	33,170	90,850	99,445

Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	—	—	(3)

Net income	$27,348	$33,170	$90,850	$99,442

Earnings Per Common Share
Basic
Income from continuing operations	$0.58	$0.68	$1.90	$2.05
Income from discontinued operations	—	—	—	—
Net income	$0.58	$0.68	$1.90	$2.05

Diluted
Income from continuing operations	$0.57	$0.68	$1.89	$2.03
Income from discontinued operations	—	—	—	—
Net income	$0.57	$0.68	$1.89	$2.03

Weighted average shares outstanding
Basic	47,289	48,161	47,537	48,269

Diluted	47,752	48,827	48,019	48,918

Sales by Segment
Freight Group	$124,453	$183,276	$440,479	$574,673
Transit Group	206,002	212,741	601,949	594,865

Total	$330,455	$396,017	$1,042,428	$1,169,538